Exhibit 99.1

Contact:	Investors	Media
	Steve Weber	Steve Astle
	(800) 213-5542	(415) 446-6204
	investor@fico.com	stephenastle@fico.com

FICO Announces Leadership Successions

Executive management team aligned for growth and innovation

MINNEAPOLIS—April 25, 2012—FICO (NYSE:FICO), the leading provider of analytics and decision management technology, today announced several changes to the executive management team as part of its succession planning designed to accelerate growth and innovation. Effective immediately, Stuart Wells has been named executive vice-president and chief technology officer, succeeding Deborah Kerr, who will serve in a consultative capacity until her departure from the company at the end of the calendar year. Charlie Ill, executive vice-president for sales, services and marketing, has announced his intention to retire at the end of the current fiscal year. He will be succeeded by Mike Gordon, who is currently managing director for Europe, the Middle East and Africa, on October 1, 2012. Mr. Ill will remain with the company through February, 2013, in order to ensure a successful transition of responsibility.

In addition to these changes, chief financial officer Mike Pung has been promoted to executive vice-president. And finally, as previously announced, James M. Wehmann joined the company earlier this month as executive vice-president responsible for the Scores business unit.

“We have great depth and breadth of talent at FICO,” said William Lansing, chief executive officer. “I am pleased that we have strong internal leaders to round out the executive team. We have been successful in reigniting growth, and given the growing market demand for big data analytics, now is a good time to ensure that we have a leadership team focused on aggressively capitalizing on the opportunities before us.”

Dr. Wells, who has been consulting with FICO for the past two years, is a software industry veteran who has led product development, product marketing, market development, consulting services, business strategy and sales initiatives for Sun Microsystems, Avaya and other technology businesses. His proven ability to catalyze and commercialize innovative technologies will be particularly valuable as he leads FICO’s Product and Technology Organization.

Mr. Gordon has been with FICO since 2005. For the past three years he has led the company’s EMEA business from a base in London, growing revenue steadily despite severe economic uncertainty in that part of the world. Previously, he served as vice president of FICO’s Emerging Industries and Technologies businesses, which included the insurance, retail, consumer branded goods, healthcare and pharmaceuticals markets as well as FICO’s Decision

Management Tools business. Before joining FICO, Mr. Gordon was a vice president at Cap Gemini (formerly Ernst & Young Consulting), where he provided strategic and operational solutions to banking and insurance businesses. Mr. Gordon, a U.S. citizen, will repatriate his family to the U.S. over the next several months and be based at FICO’s New York office. Efforts to identify and name his successor as managing director for the EMEA region are well underway.

Mr. Pung joined FICO in 2004 as vice president, finance, and in November 2010 was promoted to senior vice president and chief financial officer, with responsibilities that span accounting and financial reporting, treasury management, budget planning, audit controls, tax and investor relations. He has more than 20 years of financial leadership experience, including work for early-stage as well as Fortune 500 companies.

About FICO

FICO (NYSE:FICO) delivers superior predictive analytics that drive smarter decisions. The company’s groundbreaking use of mathematics to predict consumer behavior has transformed entire industries and revolutionized the way risk is managed and products are marketed. FICO’s innovative solutions include the FICO® Score — the standard measure of consumer credit risk in the United States — along with the industry-leading solutions for managing credit accounts, identifying and minimizing the impact of fraud, and customizing consumer offers with pinpoint accuracy. Most of the world’s top banks, as well as leading insurers, retailers, pharma businesses and government agencies rely on FICO solutions to accelerate growth, control risk, boost profits and meet regulatory and competitive demands. FICO also helps millions of individuals manage their personal credit health through www.myFICO.com. Learn more at www.fico.com. FICO: Make every decision count.

Statement Concerning Forward-Looking Information

Except for historical information contained herein, the statements contained in this news release that relate to FICO or its business are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the success of the Company’s Decision Management strategy and reengineering plan, the maintenance of its existing relationships and ability to create new relationships with customers and key alliance partners, its ability to continue to develop new and enhanced products and services, its ability to recruit and retain key technical and managerial personnel, competition, regulatory changes applicable to the use of consumer credit and other data, the failure to realize the anticipated benefits of any acquisitions, continuing material adverse developments in global economic conditions, and other risks described from time to time in FICO’s SEC reports, including its Annual Report on Form 10-K for the year ended September 30, 2011 and its last quarterly report on Form 10-Q for the period ended December 31, 2011. If any of these risks or uncertainties materializes, FICO’s results could differ materially from its expectations. FICO disclaims any intent or obligation to update these forward-looking statements.

FICO and “Make every decision count” are trademarks or registered trademarks of Fair Isaac Corporation in the United States and in other countries.

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